Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Stryker Warren, Jr., CEO
(763) 475-1400

UROLOGIX REPORTS YEAR OVER YEAR REVENUE GROWTH FOR THE THIRD

QUARTER OF FISCAL 2009

•	8% Growth in Revenue Compared to Third Quarter Fiscal 2008

•	Operating Expenses Decreased Compared to Third Quarter Fiscal 2008

•	Continued Sequential Growth in Urologix’ Mobile Service

MINNEAPOLIS — April 23, 2009 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal 2009 third quarter ended March 31, 2009. Revenue for the third quarter was $3.3 million or 8 percent more than the $3.1 million reported in the same period of fiscal 2008, however it was 2 percent less than the $3.4 million reported in the second quarter of fiscal year 2009.

Net loss for the third quarter was $1.2 million, or a loss of $0.08 per diluted share. This compares to a net loss of $2.1 million, or $0.15 per diluted share for the third quarter of fiscal 2008, and a net loss of $1.1 million, or $0.07 per diluted share, in the second quarter of fiscal 2009. In the third quarter of fiscal 2009, the Company utilized $897,000 of cash and cash equivalents compared to $665,000 in the second quarter of fiscal 2009, resulting in $7.6 million in cash and cash equivalents as of March 31, 2009.

“Urologix achieved year over year revenue growth despite the challenges from the overall economic environment in the third quarter of fiscal 2009. Sequentially we had a relatively flat quarter overall, however we grew revenue from Urologix’ mobile service 8% over the prior quarter through increased procedure volume. In addition, the number of direct accounts ordering in the quarter increased sequentially, although this did not increase revenue due to a reduction in average order size. This is the second quarter in a row with an improvement in the procedure volume of our mobile service and an increase in our base of active direct accounts. During the quarter, we continued to receive positive feedback from customers using the new Urologix CTC Advance™ catheter who believe it is achieving improved patient comfort and ease of use. We believe these third quarter results can be attributed to the collaborative efforts of our mobile technicians and sales representatives, increased account touches, and a focus on differentiating our product on the strength of our peer-reviewed clinical data and positive patient outcomes. Our goal is to build on these positive trends during the fourth quarter of 2009 by continuing to drive utilization in our mobile service and improving direct account penetration,” stated Stryker Warren, Jr., Chief Executive Officer.

The increase of 8 percent in total revenue for the third quarter of this fiscal year as compared to the third quarter of the prior fiscal year is a result of increased orders for procedure kits. Conversely, the third quarter fiscal 2009 revenue decrease of 2 percent from the second quarter of fiscal 2009 is a result of decreased orders for procedure kits partially offset by increased revenue from Urologix-owned Cooled ThermoTherapy™ mobile services.

Revenue derived from the Urologix-owned Cooled ThermoTherapy mobile service increased 8 percent from that reported in the second quarter of fiscal 2009 and constituted 48 percent of overall revenue in the third quarter of fiscal 2009 compared to 44 percent in the second quarter of fiscal 2009. Revenue from catheter sales to direct accounts decreased 8 percent from that reported in the second quarter of fiscal 2009 and constituted 35 percent of overall revenue in the third quarter of fiscal 2009 as compared to 37 percent in the second quarter of fiscal 2009. Third party mobile revenue represented approximately 14 percent of overall revenue in the third quarter of fiscal 2009 compared to 16 percent of revenue in the second quarter of fiscal 2009.

Gross profit for the third quarter of fiscal 2009 was $1.7 million, or 50 percent of revenue, compared to $1.4 million, or 46 percent of revenue, in the third quarter of fiscal 2008 and $1.8 million, or 54 percent of revenue, in the second quarter of fiscal 2009. The increase in gross margin over the third quarter of fiscal 2008 is largely due to a decrease in unabsorbed manufacturing expenses. The decrease in gross margin over the second quarter of fiscal 2009 is primarily due to increases in the inventory obsolescence reserve, an increase in the Urologix mobile service as a percentage of revenue, as well as an increase in unabsorbed manufacturing expenses.

Operating expenses decreased $773,000, or 21 percent, when compared with the third quarter of fiscal 2008. This year over year decrease in operating expenses is largely due to decreases in selling, general and administrative expenses related to decreases in compensation resulting from the severance accruals recorded in third quarter of fiscal 2008, as well as decreases in legal, audit and consulting fees and other selling expenses. Research and development expenses also decreased as a result of decreases in project expenses, partially offset by increases in consulting and clinical studies. Operating expenses remained consistent with the second quarter of fiscal 2009, decreasing approximately $17,000, or less than one percent.

“A significant event next week is the 2009 American Urological Association (AUA) Annual Meeting in Chicago. We look forward to introducing urologists to the newly completed CTC Advance™ catheter family, to the ability to tailor treatments with our Coolwave® and Targis® control units and to presentations of additional scientific evidence supporting the effectiveness and 5-year durability of the Urologix Cooled ThermoTherapy™ treatment. A separate press release will provide details. We believe these events at the AUA combined with our maturing sales force will drive growth in our business,” stated Mr. Warren.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2009 third quarter and year-to-date results on Thursday, April 23, 2009 at 4:00 p.m. Central Daylight Time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future revenue and operating performance, statements about the Company’s ability to develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended Mar. 31,		Nine Months Ended Mar. 31,
	2009	2008	2009	2008
Sales	$3,328	$3,092	$9,368	$11,245
Cost of goods sold and asset impairment	1,668	1,683	4,724	5,240

Gross profit	1,660	1,409	4,644	6,005

Costs and expenses:
Selling, general and administrative	2,266	2,958	6,334	8,080
Research and development	587	668	1,840	2,181
Amortization and impairment of identifiable intangible assets	6	6	18	56
Impairment of goodwill	—	—	—	10,193

Total costs and expenses	2,859	3,632	8,192	20,510

Operating loss	(1,199)	(2,223)	(3,548)	(14,505)
Interest income, net	1	82	52	349

Loss before income taxes	(1,198)	(2,141)	(3,496)	(14,156)

Income tax expense (benefit)	3	—	49	(1,501)

Net loss	$(1,201)	$(2,141)	$(3,545)	$(12,655)

Net loss per common share—basic	$(0.08)	$(0.15)	$(0.25)	$(0.88)

Net loss per common share—diluted	$(0.08)	$(0.15)	$(0.25)	$(0.88)

Weighted average number of common shares outstanding—basic	14,393	14,333	14,387	14,333

Weighted average number of common shares outstanding—diluted	14,393	14,333	14,387	14,333

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	Mar. 31, 2009	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,635	$11,031
Accounts receivable, net	1,564	1,773
Inventories	1,553	1,634
Prepaids and other current assets	156	115

Total current assets	10,908	14,553

Property and equipment:
Property and equipment	11,761	12,303
Less accumulated depreciation	(10,299)	(10,295)

Property and equipment, net	1,462	2,008
Other assets	616	752
Identifiable intangible assets, net	149	167

Total assets	$13,135	$17,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$529	$774
Accrued compensation	677	711
Deferred income	225	227
Other accrued expenses	816	1,582

Total current liabilities	2,247	3,294
Deferred income	201	339

Total liabilities	2,448	3,633

Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	113,798	113,413
Accumulated deficit	(103,255)	(99,710)

Total shareholders’ equity	10,687	13,847

Total liabilities and shareholders’ equity	$13,135	$17,480

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended Mar. 31,
	2009	2008
Operating Activities:
Net loss	$(3,545)	$(12,655)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization (Gain)/Loss on disposal of assets	759 28	889 —
Impairment of long-lived assets and goodwill	—	10,299
Provision for bad debts	9	42
Employee stock-based compensation expense	377	634
Deferred income taxes	—	(1,519)
Change in operating items:
Accounts receivable	200	2,317
Inventories	(105)	47
Prepaids and other assets	113	68
Accounts payable	(244)	(225)
Accrued expenses and deferred income	(941)	(329)

Net cash used for operating activities	(3,349)	(432)

Investing Activities:
Purchase of property and equipment	(55)	(113)

Net cash used for investing activities	(55)	(113)

Financing Activities:

Proceeds from stock option exercises	8	—

Net cash provided by financing activities	8	—

Net decrease in cash and cash equivalents	(3,396)	(545)
Cash and cash equivalents:
Beginning of period	11,031	12,250

End of period	$7,635	$11,705

Supplemental cash-flow information
Net amount of inventory transferred to property and equipment	$186	$458